Seale & Beers, CPAs
Certified Public Accountants
PCAOB Registered Auditors – www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Virtual Communications Corporation

We have audited the accompanying balance sheets of Virtual Communications Corporation as of December 31, 2014 and 2013, and the related statements of income, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2014. Virtual Communication Corporation's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtual Communication Corporation as of December 31, 2014 and 2013, and the related statements of income, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital at December 31, 2014, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Seale & Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
August 4, 2015

Seale & Beers, CPAs
Certified Public Accountants
PCAOB Registered Auditors – www.sealebeers.com

Communication with Audit Committees

August 4, 2015

To the Board of Directors
Virtual Communications Corporation

We have audited the financial statements of Virtual Communications Corporation for the year ended December 31, 2014, and have issued our report thereon dated August 4, 2015. Professional standards require that we provide you with the following information related to our audit.

Our Responsibility under Public Company Accounting Oversight Board Standards

As stated in our engagement letter dated January 11, 2015, our responsibility, as described by professional standards, is to plan and perform our audit to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement and are fairly presented in accordance with U.S. generally accepted accounting principles. Because an audit is designed to provide reasonable, but not absolute, assurance and because we did not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us.

Critical Accounting Policies and Practices

Management is responsible for the selection and use of appropriate accounting policies. In accordance with the terms of our engagement letter, we will advise management about the appropriateness of accounting policies and their application. The critical accounting policies used by Virtual Communications Corporation are described in Note 2 to the financial statements. No new accounting policies were adopted and the application of existing policies was not changed during 2014. We noted no transactions entered into by the Company during the year that were both critical and unusual, and of which, under professional standards, we are required to inform you, or transactions for which there is a lack of authoritative guidance or consensus.

Quality of the Company's Accounting Principles

Management is responsible not only for the appropriateness of the accounting policies and practices, but also for the quality of such policies and practices. The quality includes the consistency of the accounting policies and their application, the clarity and completeness of the financial statements, and includes items that have a significant impact on the representational faithfulness, verifiability, and neutrality of the accounting information included in the financial statements.

Management's Judgments and Accounting Estimates

Accounting estimates are an integral part of the financial statements prepared by management and are based on management's knowledge and experience about past and current events and assumptions about future events. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected.

Audit Adjustments

For purposes of this letter, professional standards define an audit adjustment as a proposed correction of the financial statements that, in our judgment, may not have been detected except through our auditing procedures. An audit adjustment may or may not indicate matters that could have a significant effect on the Company's financial reporting process (that is, cause future financial statements to be materially misstated). In our judgment, none of the adjustments we proposed, whether recorded or unrecorded by the Company, either individually or in the aggregate, indicate matters that could have a significant effect on the Company's financial reporting process.

Disagreements with Management

For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor's report. We are pleased to report that no such disagreements arose during the course of our audit.

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Consultations with Other Independent Accountants

In some cases, management may decide to consult with other accountants about auditing and accounting matters, similar to obtaining a "second opinion" on certain situations. If a consultation involves application of an accounting principle to the Company's financial statements or a determination of the type of auditor's opinion that may be expressed on those statements, our professional standards require the consulting accountant to check with us to determine that the consultant has all the relevant facts. To our knowledge, there were no such consultations with other accountants.

Issues Discussed Prior to Retention of Independent Auditors

We generally discuss a variety of matters, including the application of accounting principles and auditing standards, with management each year prior to retention as the Company's auditors. However, these discussions occurred in the normal course of our professional relationship and our responses were not a condition to our retention.

Difficulties Encountered in Performing the Audit

We encountered no significant difficulties in dealing with management in performing and completing our audit.

(Other Information in Documents Containing Audited Financial Statements)

The Company's audited financial statements are included in their annual report. Our responsibility for the other information contained in the annual report does not extend beyond the financial information identified in our audit report. We do not have an obligation to perform any procedures to corroborate the other information contained in the annual report. However, we read the other information and considered whether such information, or the manner of its presentation, was materially inconsistent with information, or the manner of its presentation, appearing in the financial statements. Nothing came to our attention that caused us to believe that such information, or its manner of presentation, was materially inconsistent with the information, or manner of its presentation, appearing in the financial statements.

This information is intended solely for the use of the Audit Committee, Board of Directors, and management of Virtual Communications Corporation and is not intended to be, and should not be, used by anyone other than these specified parties.

Very truly yours,

Seale & Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada